Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Kolve Byrd Media Relations Rockwell Automation 414.382.5465	Jessica Kourakos Investor Relations Rockwell Automation 414.382.8510
Rockwell Automation Reports Third Quarter Fiscal 2020 Results and Announces New Operating Segments Beginning in Fiscal 2021

•	Reported sales down 16.3 percent year over year; organic sales down 17.6 percent

•	Inorganic investments contributed 3 percent to reported sales

•	Diluted EPS of $2.73; Adjusted EPS of $1.27

•	Liquidity position further enhanced by strong cash flow generation

•	Updating fiscal 2020 Diluted EPS guidance to $8.06 - $8.26 and Adjusted EPS guidance to $7.40 - $7.60

•	New operating segments effective Q1 fiscal 2021 to drive simplification and accelerate profitable growth

MILWAUKEE (July 28, 2020) — Rockwell Automation, Inc. (NYSE: ROK) today reported third quarter fiscal 2020 results.
Commenting on the third quarter results and current business conditions, Blake Moret, Chairman and CEO, said "We continue to build resiliency for ourselves and for our customers. Year-over-year results are down, and conditions remain difficult, but our employees have responded extraordinarily well, and we remain focused on keeping them safe. Our earnings were higher than expected for the quarter, primarily driven by better organic sales."
Moret also announced, “We are taking the next step in accelerating profitable growth by organizing our business in a way that better aligns us with the evolving needs of our customers. Beginning next fiscal year, we will operate with three operating segments - Intelligent Devices, Software & Control, and Lifecycle Services. These new segments will simplify our structure around essential offerings, leverage our sharpened industry focus, and add software talent, which will play a larger role in our future value.”

Moret continued, “We are confident that this model will enable us to provide even more value.  Nobody is better positioned to bring Information Technology (IT) and industrial Operational Technology (OT) together than Rockwell and our partners.”
“This change builds on our success and accelerates our progress to bring the Connected Enterprise to life. It’s the right time to make these changes, as we strengthen the resilience of our business model. Our growth framework remains gaining share in our core, growing double digits in information solutions and connected services, and adding a point or more of growth through inorganic investments.”

Fiscal 2020 Q3 Financial Results
Fiscal 2020 third quarter sales were $1,394.0 million, down 16.3 percent from $1,665.1 million in the third quarter of fiscal 2019. Organic sales declined 17.6 percent, currency translation decreased sales by 1.9 percentage points, and acquisitions increased sales by 3.2 percent.
Fiscal 2020 third quarter net income attributable to Rockwell Automation was $317.8 million or $2.73 per share, compared to $261.4 million or $2.20 per share in the third quarter of fiscal 2019. The increases in net income attributable to Rockwell Automation and EPS were primarily due to fair-value adjustments recognized in the third quarter of fiscal 2020 and 2019 in connection with our investment in PTC (the "PTC adjustments"), partially offset by lower sales. Fiscal 2020 third quarter Adjusted EPS was $1.27, down 47 percent compared to $2.40 in the third quarter of fiscal 2019, primarily due to lower sales. These results include restructuring charges of approximately $15 million, which are offset by a one-time gain from the sale of an asset.
Pre-tax margin was 24.0 percent in the third quarter of fiscal 2020 compared to 19.3 percent in the same period last year. The increase in pre-tax margin was primarily due to the PTC adjustments partially offset by lower sales volume leverage.
Total segment operating margin was 16.5 percent compared to 23.8 percent a year ago. The decrease in total segment operating margin was primarily due to lower sales. Total segment operating earnings were $229.4 million in the third quarter of fiscal 2020, down 42.1 percent from $395.9 million in the same period of fiscal 2019.

Cash flow provided by operating activities in the third quarter of fiscal 2020 was $346.2 million, compared to $351.2 million in the third quarter of fiscal 2019. Free cash flow was $310.9 million, compared to $323.4 million in the third quarter of fiscal 2019.

Outlook
The COVID-19 pandemic and global efforts to respond to it are rapidly evolving. Our projections assume that a gradual recovery continues, with no increase in pandemic-related facility closures or disruptions to the supply chain.
Based on the information available to us at the time of this release, the following table provides guidance for projected sales growth and earnings per share for fiscal 2020:

Sales Growth Guidance		EPS Guidance
Reported sales growth	~ (5.5)%	Diluted EPS	$8.06 - $8.26
Organic sales growth	~ (8)%	Adjusted EPS	$7.40 - $7.60
Inorganic sales growth[1]	~ 4%
Currency translation	~ (1.5)%
1Estimate for incremental sales resulting from the formation of the Sensia joint venture and sales from other acquired businesses in fiscal year 2020.

“While we, as a company, are managing well in this environment, we are highly sensitive to the toll this is taking on our employees during this time. Beyond the fear of a loved one getting sick, racial injustice is on our minds as we develop actions as a company and as individuals that will help put a permanent end to the denial of fundamental human rights. Additionally, thousands of employees continue to work under very difficult conditions, including the temporary pay cuts we implemented in May. These actions were necessary to better align our costs to current business conditions while preserving jobs, and we intend to reverse them by the end of December, hopefully sooner. Additionally, we are making another recognition payment to our manufacturing associates worldwide, who are on the front lines of maintaining our essential operations,” Moret concluded.

Architecture & Software
Architecture & Software quarterly sales were $621.4 million, a decrease of 16.9 percent compared to $747.9 million in the same period last year. Organic sales decreased 15.9 percent, currency translation decreased sales by 1.8 percentage points, and an acquisition increased sales by 0.8 percentage points. Segment operating earnings were $147.8 million compared to $222.9 million in the same period last year. Segment operating margin decreased to 23.8 percent from 29.8 percent a year ago.

Control Products & Solutions
Control Products & Solutions quarterly sales were $772.6 million, a decrease of 15.8 percent compared to $917.2 million in the same period last year. Organic sales decreased 18.9 percent, currency translation decreased sales by 2.0 percent, and inorganic investments increased sales by 5.1 percent. Segment operating earnings were $81.6 million compared to $173.0 million in the same period last year. Segment operating margin decreased to 10.6 percent from 18.9 percent a year ago.

Supplemental Information
General Corporate Net - Fiscal 2020 third quarter general corporate-net expense was $26.4 million compared to $23.8 million in the third quarter of fiscal 2019. The increase was primarily due to benefit-related adjustments.
Purchase Accounting Depreciation and Amortization - Fiscal 2020 third quarter purchase accounting depreciation and amortization expense was $10.6 million, up $6.5 million from the third quarter of fiscal 2019, resulting in a year-over-year decrease in Adjusted EPS of $0.03.
Tax - On a GAAP basis, the effective tax rate in the third quarter of fiscal 2020 was 6.1 percent compared to 18.7 percent in the third quarter of fiscal 2019. The lower effective tax rate in the third quarter of fiscal 2020 was primarily due to the PTC adjustments. The Adjusted Effective Tax Rate for the third quarter of fiscal 2020 was 13.6 percent compared to 17.3 percent in the prior year. The lower Adjusted Effective Tax Rate in 2020 is primarily due to discrete items.
Share Repurchases - During the third quarter of fiscal 2020, the Company repurchased 0.3 million shares of its common stock at a cost of $48.5 million. At June 30, 2020, $853.7 million remained available under our existing share repurchase authorization.
ROIC - Return on invested capital was 27.9 percent.
Non-GAAP Measures - Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow, and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

New Operating Segments
Beginning in fiscal year 2021, the company will report revenue and operating earnings based on three operating segments: Intelligent Devices, Software & Control, and Lifecycle Services. This change simplifies our structure around essential offerings, leverages our sharpened industry focus, and recognizes the growing importance of software in delivering value to our customers.

The Intelligent Devices segment will be led by Fran Wlodarczyk, currently the Senior Vice President of our Architecture & Software segment, and will include drives, motion, safety, sensing, industrial components, and configured-to-order products.
The Software and Control segment will be led on an interim basis by Chris Nardecchia, currently Senior Vice President of Information Technology and Chief Information Officer, while an external search is conducted for a new Senior Vice President for this segment. This segment will include control and visualization software and hardware, information software, and network and security infrastructure.
The Lifecycle Services segment will be led by Frank Kulaszewicz, currently Senior Vice President of our Control Products & Solutions segment, and will include consulting, professional services, connected services, and maintenance services, as well as the Sensia joint venture with Schlumberger.
In addition, to accelerate the evolution of our culture, Becky House has taken the role of Chief Administrative and Legal Officer, which includes leadership of our talent, legal, ethics and compliance, and environmental, health and safety teams.
Rockwell will begin to operate under the new segment structure effective Q1 fiscal 2021. Rockwell expects to announce its financial results for the fiscal first quarter in late January 2021 and will report financial performance based on these three operating segments. To aid investors with the transition, revenue and segment operating earnings for fiscal 2019-2020 will be provided by our fiscal Q4 2020 earnings call.

Conference Call
A conference call to discuss the quarterly results will be held at 8:30 a.m. Eastern Time on Tuesday, July 28, 2020. The call will be an audio webcast and accessible on the Rockwell Automation website (https://www.rockwellautomation.com/investors/). Presentation materials will also be available on the website prior to the call.
Interested parties can access the conference call by dialing the following numbers: (833) 714-0916 in the U.S. and Canada; (778) 560-2692 for other countries. Use the following passcode: 9504159. Please dial in 10 minutes prior to the start of the call.
Both the presentation materials and a replay of the call will be available on the Investor Relations section of the Rockwell Automation website through August 29, 2020.

This news release contains statements (including certain projections, guidance, and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
the severity and duration of disruptions to our business due to pandemics, including the COVID-19 pandemic, natural disasters, acts of war, strikes, terrorism, social unrest or other causes, including the impacts of the COVID-19 pandemic and efforts to manage it on the global economy, liquidity and financial markets, demand for our hardware and software products, solutions and services, our supply chain, our work force, our liquidity and the value of the assets we own;

•
macroeconomic factors, including global and regional business conditions (including adverse impacts in certain markets, such as Oil & Gas), the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business, including those related to tariffs, taxation, and trade controls;

•	the availability and price of components and materials;

•	the successful execution of our cost productivity initiatives;

•	the availability, effectiveness and security of our information technology systems;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our hardware and software products, solutions and services;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing hardware and software products;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	competitive hardware and software products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	disruptions to our distribution channels or the failure of distributors to develop and maintain capabilities to sell our products;

•	the successful integration and management of strategic transactions and achievement of the expected benefits of these transactions;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract, develop, and retain qualified personnel;

•	the uncertainties of litigation, including liabilities related to the safety and security of the hardware and software products, solutions and services we sell;

•	risks associated with our investment in common stock of PTC Inc., including the potential for volatility in our reported quarterly earnings associated with changes in the market value of such stock;

•	our ability to manage costs related to employee retirement and health care benefits; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

Rockwell Automation, Inc. (NYSE: ROK), is a global leader in industrial automation and digital transformation. We connect the imaginations of people with the potential of technology to expand what is humanly possible, making the world more productive and more sustainable. Headquartered in Milwaukee, Wisconsin, Rockwell Automation employs approximately 23,000 problem solvers dedicated to our customers in more than 100 countries. To learn more about how we are bringing The Connected Enterprise to life across industrial enterprises, visit www.rockwellautomation.com.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts and percentages)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Sales
Architecture & Software (a)	$621.4	$747.9	$2,130.1	$2,240.7
Control Products & Solutions (b)	772.6	917.2	2,629.7	2,723.9
Total sales (c)	$1,394.0	$1,665.1	$4,759.8	$4,964.6
Segment operating earnings
Architecture & Software (d)	$147.8	$222.9	$604.3	$669.8
Control Products & Solutions (e)	81.6	173.0	335.7	454.8
Total segment operating earnings[1] (f)	229.4	395.9	940.0	1,124.6
Purchase accounting depreciation and amortization	(10.6)	(4.1)	(30.1)	(12.5)
General corporate—net	(26.4)	(23.8)	(76.9)	(72.4)
Non-operating pension and postretirement benefit (cost) credit	(8.6)	2.6	(25.9)	7.8
Gain (loss) on investments	175.5	(25.6)	101.7	(173.8)
Valuation adjustments related to the registration of PTC Shares	—	—	—	33.7
Interest (expense) income, net	(24.8)	(23.6)	(72.3)	(62.8)
Income before income taxes (g)	334.5	321.4	836.5	844.6
Income tax provision	(20.3)	(60.0)	(77.0)	(156.9)
Net income	314.2	261.4	759.5	687.7
Net (loss) attributable to noncontrolling interests	(3.6)	—	(1.2)	—
Net income attributable to Rockwell Automation	$317.8	$261.4	$760.7	$687.7

Diluted EPS	$2.73	$2.20	$6.52	$5.73

Adjusted EPS[2]	$1.27	$2.40	$5.81	$6.65

Average diluted shares for diluted EPS	116.4	118.6	116.5	120.0

Segment operating margin
Architecture & Software (d/a)	23.8%	29.8%	28.4%	29.9%
Control Products & Solutions (e/b)	10.6%	18.9%	12.8%	16.7%
Total segment operating margin[1] (f/c)	16.5%	23.8%	19.7%	22.7%
Pre-tax margin (g/c)	24.0%	19.3%	17.6%	17.0%

1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension and postretirement benefit (cost) credit, gains and losses on investments, valuation adjustments related to the registration of PTC Shares, interest (expense) income - net and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe total segment operating earnings and total segment operating margin are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our operating segments. Our measures of total segment operating earnings and total segment operating margin may be different from measures used by other companies.

2Adjusted EPS is a non-GAAP earnings measure that excludes non-operating pension and postretirement benefit (cost) credit, net income (loss) attributable to noncontrolling interests, gains and losses on investments, and valuation adjustments related to the registration of PTC Shares, including their respective tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension and postretirement benefit (cost) credit and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Sales (a)	$1,394.0	$1,665.1	$4,759.8	$4,964.6
Cost of sales	(839.8)	(934.8)	(2,803.9)	(2,787.4)
Gross profit (b)	554.2	730.3	1,955.9	2,177.2
Selling, general and administrative expenses (c)[1]	(370.2)	(361.7)	(1,125.4)	(1,133.4)
Change in fair value of investments[2]	175.5	(25.6)	101.7	(140.1)
Other income (expense)	0.4	5.2	(18.4)	12.1
Interest expense	(25.4)	(26.8)	(77.3)	(71.2)
Income before income taxes	334.5	321.4	836.5	844.6
Income tax provision[3]	(20.3)	(60.0)	(77.0)	(156.9)
Net income	314.2	261.4	759.5	687.7
Net (loss) attributable to noncontrolling interests	(3.6)	—	(1.2)	—
Net income attributable to Rockwell Automation, Inc.	$317.8	$261.4	$760.7	$687.7

Gross profit as percent of sales (b/a)	39.8%	43.9%	41.1%	43.9%
SG&A as percent of sales (c/a)	26.6%	21.7%	23.6%	22.8%

1In the three months ended June 30, 2020, Selling, general and administrative expenses included approximately $30 million associated with restructuring charges and the impact of acquisitions made in fiscal 2020. In the nine months ended June 30, 2019, Selling, general and administrative expenses included approximately $60 million associated with restructuring charges and the impact of acquisitions made in fiscal 2020.
2In the three and nine months ended June 30, 2020, Change in fair value of investments included a $175.5 million gain and a $101.7 million gain, respectively, due to the change in value of our investment in PTC. In the three months ended June 30, 2019, Change in fair value of investments included a $25.6 million loss due to the change in value of our investment in PTC, and in the nine months ended June 30, 2019, Change in fair value of investments included a $173.8 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the valuation adjustments related to the registration of PTC Shares.
3In the nine months ended June 30, 2019, income tax provision included the tax effects on the PTC adjustments.

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	June 30, 2020	September 30, 2019
Assets
Cash and cash equivalents	$909.8	$1,018.4
Receivables	1,202.1	1,178.7
Inventories	674.8	575.7
Property, net	564.5	571.9
Operating lease right-of-use assets	320.3	—
Goodwill and intangibles	2,121.7	1,265.2
Long-term investments	900.1	793.9
Other assets	636.2	709.2
Total	$7,329.5	$6,113.0
Liabilities and Shareowners’ Equity
Short-term debt	$422.8	$300.5
Accounts payable	667.0	694.6
Long-term debt	1,974.4	1,956.4
Operating lease liabilities	250.6	—
Other liabilities	2,925.6	2,757.3
Shareowners' equity attributable to Rockwell Automation, Inc.	770.5	404.2
Noncontrolling Interests	318.6	—
Total	$7,329.5	$6,113.0

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Nine Months Ended June 30,
	2020	2019
Operating activities:
Net income	$759.5	$687.7
Depreciation and amortization	127.7	112.2
Change in fair value of investments[1]	(101.7)	140.1
Retirement benefits expense	94.9	51.6
Settlement of interest rate derivatives	22.0	(35.7)
Pension contributions	(24.7)	(22.0)
Receivables/inventories/payables	(61.7)	(149.6)
Contract liabilities	63.6	26.5
Compensation and benefits	(52.1)	(73.7)
Income taxes	(81.8)	(66.3)
Other	49.0	36.2
Cash provided by operating activities	794.7	707.0
Investing activities:
Capital expenditures	(91.9)	(108.7)
Acquisition of businesses, net of cash acquired	(545.9)	(20.7)
Purchases of investments	(10.7)	(3.3)
Proceeds from maturities and sales of investments	43.9	258.7
Proceeds from sale of property	14.8	3.3
Other investing activities	(1.3)	—
Cash (used for) provided by investing activities	(591.1)	129.3
Financing activities:
Net issuance (repayment) of short-term debt	—	(550.4)
Issuance of debt, net of discount and issuance costs	422.7	987.6
Repayment of long-term debt	(300.7)	—
Cash dividends	(354.3)	(346.9)
Purchases of treasury stock	(264.2)	(787.4)
Proceeds from the exercise of stock options	187.4	36.5
Other financing activities	0.8	—
Cash used for financing activities	(308.3)	(660.6)
Effect of exchange rate changes on cash	(3.9)	(5.7)
(Decrease) increase in cash and cash equivalents	$(108.6)	$170.0

1In the nine months ended June 30, 2020, Change in fair value of investments included a $101.7 million gain due to the change in value of our investment in PTC. In the nine months ended June 30, 2019, Change in fair value of investments included a $173.8 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the valuation adjustments related to the registration of PTC Shares.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
We translate sales of subsidiaries operating outside of the United States using exchange rates effective during the respective period. Therefore, changes in currency exchange rates affect our reported sales. Sales by acquired businesses also affect our reported sales. We believe that organic sales, defined as sales excluding the effects of acquisitions and changes in currency exchange rates, which is a non-GAAP financial measure, provides useful information to investors because it reflects regional and operating segment performance from the activities of our businesses without the effect of acquisitions and changes in currency exchange rates. We use organic sales as one measure to monitor and evaluate our regional and operating segment performance. When we acquire businesses, we exclude sales in the current period for which there are no comparable sales in the prior period. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the same currency exchange rates that were in effect during the prior year. When we divest a business, we exclude sales in the prior period for which there are no comparable sales in the current period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year, excluding divestitures. We attribute sales to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and nine months ended June 30, 2020 compared to sales for the three and nine months ended June 30, 2019:

	Three Months Ended June 30,
	2020				2019
	Sales	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales	Sales
North America	$826.0	$(22.6)	$2.5	$805.9	$1,008.0
EMEA	280.4	(19.5)	6.9	267.8	307.9
Asia Pacific	206.9	(5.3)	6.8	208.4	232.7
Latin America	80.7	(5.9)	15.7	90.5	116.5
Total	$1,394.0	$(53.3)	$31.9	$1,372.6	$1,665.1

	Nine Months Ended June 30,
	2020				2019
	Sales	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales	Sales
North America	$2,855.0	$(85.4)	$3.1	$2,772.7	$2,993.9
EMEA	924.1	(59.1)	26.5	891.5	933.4
Asia Pacific	637.3	(17.1)	16.2	636.4	661.8
Latin America	343.4	(18.9)	27.4	351.9	375.5
Total	$4,759.8	$(180.5)	$73.2	$4,652.5	$4,964.6

1Includes incremental sales resulting from the formation of the Sensia joint venture and sales from other acquired businesses in fiscal year 2020.

The following is a reconciliation of reported sales to organic sales for our operating segments for the three and nine months ended June 30, 2020 compared to sales for the three and nine months ended June 30, 2019:

	Three Months Ended June 30,
	2020				2019
	Sales	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales	Sales
Architecture & Software	$621.4	$(6.1)	$13.9	$629.2	$747.9
Control Products & Solutions	772.6	(47.2)	18.0	743.4	917.2
Total	$1,394.0	$(53.3)	$31.9	$1,372.6	$1,665.1

	Nine Months Ended June 30,
	2020				2019
	Sales	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales	Sales
Architecture & Software	$2,130.1	$(7.2)	$34.1	$2,157.0	$2,240.7
Control Products & Solutions	2,629.7	(173.3)	39.1	2,495.5	2,723.9
Total	$4,759.8	$(180.5)	$73.2	$4,652.5	$4,964.6

1Includes incremental sales resulting from the formation of the Sensia joint venture and sales from other acquired businesses in fiscal year 2020.

The following is a reconciliation of reported sales growth to organic sales growth for the three and nine months ended June 30, 2020 compared to sales for the three and nine months ended June 30, 2019:

	Three Months Ended June 30, 2020
	Reported Sales Growth	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales Growth
North America	(18.1)%	2.2%	(0.2)%	(20.0)%
EMEA	(8.9)%	6.3%	(2.2)%	(13.0)%
Asia Pacific	(11.1)%	2.3%	(3.0)%	(10.4)%
Latin America	(30.7)%	5.1%	(13.5)%	(22.3)%
Total	(16.3)%	3.2%	(1.9)%	(17.6)%

	Nine Months Ended June 30, 2020
	Reported Sales Growth	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales Growth
North America	(4.6)%	2.9%	(0.1)%	(7.4)%
EMEA	(1.0)%	6.3%	(2.8)%	(4.5)%
Asia Pacific	(3.7)%	2.6%	(2.5)%	(3.8)%
Latin America	(8.5)%	5.0%	(7.2)%	(6.3)%
Total	(4.1)%	3.6%	(1.4)%	(6.3)%

1Includes incremental sales resulting from the formation of the Sensia joint venture and sales from other acquired businesses in fiscal year 2020.

The following is a reconciliation of reported sales growth to organic sales growth for our operating segments for the three and nine months ended June 30, 2020 compared to sales for the three and nine months ended June 30, 2019:

	Three Months Ended June 30, 2020
	Reported Sales Growth	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales Growth
Architecture & Software	(16.9)%	0.8%	(1.8)%	(15.9)%
Control Products & Solutions	(15.8)%	5.1%	(2.0)%	(18.9)%
Total	(16.3)%	3.2%	(1.9)%	(17.6)%

	Nine Months Ended June 30, 2020
	Reported Sales Growth	Effect of Acquisitions[1]	Effect of Changes in Currency	Organic Sales Growth
Architecture & Software	(4.9)%	0.3%	(1.5)%	(3.7)%
Control Products & Solutions	(3.5)%	6.4%	(1.5)%	(8.4)%
Total	(4.1)%	3.6%	(1.4)%	(6.3)%

1Includes incremental sales resulting from the formation of the Sensia joint venture and sales from other acquired businesses in fiscal year 2020.

The following is a reconciliation of reported sales to organic sales for Logix for the three and nine months ended June 30, 2020:

	Three Months Ended	Nine Months Ended
	June 30, 2020	June 30, 2020
Logix
Reported growth	(18)%	(5)%
Effect of currency translation	2%	1%
Organic growth	(16)%	(4)%

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate are non-GAAP earnings measures that exclude non-operating pension and postretirement benefit cost (credit), net income (loss) attributable to noncontrolling interests, gains and losses on investments, and valuation adjustments related to the registration of PTC Shares, including their respective tax effects.

We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Adjusted EPS is also used as a financial measure of performance for our annual incentive compensation. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for net income attributable to Rockwell Automation, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension and postretirement benefit cost (credit) (in millions):

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Service cost	$22.9	$19.8	$69.0	$59.4
Operating pension and postretirement benefit cost	22.9	19.8	69.0	59.4

Interest cost	34.4	40.3	103.5	120.6
Expected return on plan assets	(60.9)	(61.2)	(183.3)	(183.6)
Amortization of prior service credit	(1.2)	(1.1)	(3.4)	(3.2)
Amortization of net actuarial loss	37.1	19.6	111.4	59.0
Settlements	(0.8)	(0.2)	(2.3)	(0.6)
Non-operating pension and postretirement benefit cost (credit)	8.6	(2.6)	25.9	(7.8)

Net periodic pension and postretirement benefit cost	$31.5	$17.2	$94.9	$51.6

The components of net periodic pension and postretirement benefit cost other than the service cost component are included in the line "Other income (expense)" in the Statement of Operations.

The following are reconciliations of net income attributable to Rockwell Automation, diluted EPS, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate:

	Three Months Ended June 30,		Nine Months Ended June 30,
	2020	2019	2020	2019
Net Income attributable to Rockwell Automation	$317.8	$261.4	$760.7	$687.7
Non-operating pension and postretirement benefit cost (credit)	8.6	(2.6)	25.9	(7.8)
Tax effect of non-operating pension and postretirement benefit cost (credit)	(2.4)	0.3	(7.2)	1.0
Change in fair value of investments[1]	(175.5)	25.6	(101.7)	140.1
Tax effect of the change in fair value of investments[1]	—	—	—	(21.7)
Adjusted Income	$148.5	$284.7	$677.7	$799.3

Diluted EPS	$2.73	$2.20	$6.52	$5.73
Non-operating pension and postretirement benefit cost (credit)	0.07	(0.02)	0.22	(0.07)
Tax effect of non-operating pension and postretirement benefit cost (credit)	(0.02)	—	(0.06)	0.01
Change in fair value of investments[1]	(1.51)	0.22	(0.87)	1.16
Tax effect of the change in fair value of investments[1]	—	—	—	(0.18)
Adjusted EPS	$1.27	$2.40	$5.81	$6.65

Effective tax rate	6.1%	18.7%	9.2%	18.6%
Tax effect of non-operating pension and postretirement benefit cost (credit)	0.5%	—%	0.6%	0.1%
Tax effect of the change in fair value of investments[1]	7.0%	(1.4)%	1.3%	(0.5)%
Adjusted Effective Tax Rate	13.6%	17.3%	11.1%	18.2%

1In the three and nine months ended June 30, 2020, Change in fair value of investments included a $175.5 million gain and a $101.7 million gain, respectively, due to the change in value of our investment in PTC. In the three months ended June 30, 2019, Change in fair value of investments included a $25.6 million loss due to the change in value of our investment in PTC, and in the nine months ended June 30, 2019, Change in fair value of investments included a $173.8 million loss due to the change in value of our investment in PTC and a $33.7 million gain due to the valuation adjustments related to the registration of PTC Shares.

Fiscal 2020 Guidance

Diluted EPS	$8.06 - $8.26
Non-operating pension and postretirement benefit cost	0.30
Tax effect of non-operating pension and postretirement benefit cost	(0.08)
Change in fair value of investments[1]	(0.88)
Tax effect of change in fair value of investments	—
Adjusted EPS[2]	$7.40 - $7.60

Effective tax rate	~ 11.0%
Tax effect of non-operating pension and postretirement benefit cost	~ 0.5%
Tax effect of change in fair value of investments[1]	~ 1.0%
Adjusted Effective Tax Rate[3]	~ 12.5%
1The actual year-to-date adjustments, which are based on PTC's share price at June 30, 2020, are used for guidance, as estimates of these adjustments on a forward-looking basis are not available due to variability, complexity and limited visibility of these items.
2Fiscal 2020 guidance based on Adjusted Income, which excludes Schlumberger's noncontrolling interest in Sensia.
3Fiscal 2020 guidance includes the impact of a tax benefit recognized upon the formation of the Sensia joint venture on October 1, 2019. This tax benefit is expected to reduce the full year Effective tax rate and the Adjusted Effective Tax Rate by approximately 150 basis points.

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except percentages)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Sep. 30, 2018	Dec. 31, 2018	Mar. 31, 2019[1]	Jun. 30, 2019	Sep. 30, 2019	Dec. 31, 2019	Mar. 31, 2020[2]	Jun. 30, 2020
Cash provided by operating activities	$362.8	$212.0	$143.8	$351.2	$475.0	$231.1	$217.4	$346.2
Capital expenditures	(46.9)	(42.0)	(38.9)	(27.8)	(24.1)	(37.0)	(19.6)	(35.3)
Free cash flow	$315.9	$170.0	$104.9	$323.4	$450.9	$194.1	$197.8	$310.9

1Includes a payment of $31.1 million for taxes due under the Tax Act related to deemed repatriation of foreign earnings and a payment of $35.7 million to settle hedges executed in connection with our issuance of $1.0 billion of long-term notes in the second quarter of fiscal 2019.

2Includes a payment of $31.2 million for taxes due under the Tax Act related to deemed repatriation of foreign earnings in the second quarter of fiscal 2020.

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate our performance, including as a financial measure for our annual incentive compensation. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Net Income, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents, short-term investments, and long-term investments (fixed income securities), multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	June 30,
	2020	2019
(a) Return
Net Income	$767.6	$1,033.6
Interest expense	104.3	90.4
Income tax provision	125.3	292.7
Purchase accounting depreciation and amortization	34.2	16.7
Return	1,031.4	1,433.4
(b) Average invested capital
Short-term debt	285.7	356.2
Long-term debt	1,959.0	1,512.2
Shareowners’ equity	924.8	1,365.8
Accumulated amortization of goodwill and intangibles	907.7	877.9
Cash and cash equivalents	(857.0)	(752.0)
Short-term and long-term investments	(42.0)	(348.4)
Average invested capital	3,178.2	3,011.7
(c) Effective tax rate
Income tax provision[1]	125.3	238.1
Income before income taxes	$892.9	$1,326.3
Effective tax rate	14.0%	18.0%
(a) / (b) * (1-c) Return On Invested Capital	27.9%	39.0%

1The income tax provision used to calculate the effective tax rate is adjusted to remove amounts associated with the enactment of the Tax Act. For the twelve months ended June 30, 2020 and June 30, 2019, these adjustments were zero and $54.6 million, respectively.